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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Global Natural Resources Inc.:

     We consent to the incorporation by reference in the registration statement to be filed on Form S-4 of Seagull Energy Corporation of our report dated February 27, 1996, relating to the consolidated balance sheets of Global Natural Resources Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Global Natural Resources Inc. and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

     Our report refers to changes in accounting principles for the adoption of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and FASB Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities."

/s/  KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP

Houston, Texas
August 8, 1996